Exhibit 99.1

200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000

May 20, 2018
Board of Directors
Westinghouse Air Brake Technologies Corporation
1001 Air Brake Avenue
Wilmerding, Pennsylvania 15148

Lady and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Westinghouse Air Brake Technologies Corporation (the “Company”) of the Aggregate Consideration (as defined below) to be paid by the Company pursuant to the Agreement and Plan of Merger, dated as of May 20, 2018 (the “Merger Agreement”), by and among General Electric Company (“Golf”), Transportation Systems Holdings Inc., a wholly owned subsidiary of Golf (“Newco”), the Company and Wabtec Us Rail Holdings, Inc., a wholly owned subsidiary of the Company (“Merger Sub”). For purposes of this opinion, the “Aggregate Consideration” shall mean (i) the New Issuance (as defined in the Merger Agreement), (ii) the Direct Sale Purchase Price (as defined in the Separation, Distribution and Sale Agreement, dated as of May 20, 2018 (the “Separation Agreement”), among Golf, Newco, the Company and Merger Sub), as adjusted pursuant to Section 2.11 of the Separation Agreement, and (iii) the payments relating to the Company Structure Benefits (as defined in Exhibit E to the Separation Agreement (the “Tax Matters Agreement” and, together with the Merger Agreement and the Separation Agreement, the “Agreements”), among Golf, Newco, the Company and Merger Sub) pursuant to Section 13 of the Tax Matters Agreement (the “TMA Payments”).

You have informed us that pursuant to the Separation, Distribution and Sale Agreement, among other things, prior to the Effective Time (as defined in the Merger Agreement), Golf and Newco shall effect the Internal Reorganization, the SpinCo Transfer, the Direct Sale and the Distribution (each, as defined in the Separation Agreement) and that pursuant to the Tax Matters Agreement, among other things, after the Effective Time, the Company shall make the TMA Payments to Golf on the terms contemplated thereby.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Golf, Newco, Merger Sub, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transactions contemplated by the Agreements (collectively, the “Transactions”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transactions. We expect to receive fees for our services in connection with the Transactions, all of which are contingent upon consummation of the Transactions, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. At your request, an affiliate of Goldman Sachs & Co. LLC has entered into financing commitments to provide the Company with a Senior Unsecured 364 Day Bridge, incremental and refinanced term loan, and revolving credit facilities in connection with the consummation of the Transactions and subject to the terms of such commitments and pursuant to which such affiliate expects to receive compensation. We have provided certain financial advisory and/or underwriting services to Golf and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to an initial public offering of 260,610,000 shares of common stock of Moneta Money Bank, a former Golf subsidiary (“MMB”), in May 2016; as financial advisor to Golf in connection with the sale of General Electric Appliances, a former Golf subsidiary, in June 2016; as joint bookrunner with respect to a follow on public offering of 125,000,000 shares of common stock of MMB in September 2016; as financial advisor to

Securities and Investment Services Provided by Goldman Sachs & Co. LLC

General Electric Capital Corporation, a subsidiary of Golf (“GCC”), in connection with GCC's sale of a 23.3% stake in Hyundai Capital Services in September 2016; as joint bookrunner with respect to a follow on public offering of 92,214,009 shares of common stock of MMB in November 2016; as financial advisor to GCC in connection with GCC's sale of a 43% stake in Hyundai Card in February 2017; as joint bookrunner with respect to a public offering of the 2.125% Senior Unsecured Notes due 2037, 1.500% Senior Unsecured Notes due 2029, 0.875% Senior Unsecured Notes due 2025 and 0.375% Senior Unsecured Notes due 2022 (aggregate principal amount $8.7 billion) of Golf in May 2017; as financial advisor to Golf in connection with the sale of General Electric Water, a former Golf subsidiary, in September 2017; as financial advisor to Golf in connection with the sale of General Electric Industrial Solutions, a Golf subsidiary, announced in September 2017; as co-manager with respect to the public offering of the 4.080% Senior Notes due 2047, 3.337% Senior Notes due 2027 and 2.773% Senior Notes due 2022 (aggregate principal amount $4 billion) of Baker Hughes, a subsidiary of Golf, in December 2017; and as financial advisor to GCC in connection with the formation of a joint venture involving General Electric Capital Aviation Services in December 2017. We may also in the future provide, and may currently be providing, financial advisory and/or underwriting services to the Company, Golf, Newco, Merger Sub and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Merger Agreement; the Separation Agreement; the Tax Matters Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Golf for the five years ended December 31, 2017; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Golf; certain other communications from the Company and Golf to their respective stockholders; certain publicly available research analyst reports for the Company and Golf; the Tiger Unaudited Financial Statements (as defined in the Merger Agreement); certain internal financial analyses and forecasts for the Tiger Business (as defined in the Merger Agreement) prepared by the management of Golf; certain internal financial analyses and forecasts for the Company standalone and pro forma for the Transactions, certain financial analyses and forecasts for tax benefits, including the Company Structure Benefits, associated with the Transactions, and certain financial analyses and forecasts for the Tiger Business, in each case as prepared by the management of the Company and approved for our use by the Company (the “Forecasts”); certain operating synergies projected by the management of the Company to result from the Transactions, as approved for our use by the Company (the “Synergies”); estimates of the SpinCo Adjustment Amount and the Direct Sale Adjustment Amount (each as defined in the Separation Agreement) prepared by the management of the Company and approved for our use by the Company (the “Adjustment Estimates”); and estimates of the amounts and timing of the TMA Payments prepared by management of the Company and approved for our use by the Company (the “TMA Payment Estimates”). We have also held discussions with members of the senior managements of the Company and Golf regarding their assessment of the past and current business operations, financial condition and future prospects of the Tiger Business, and with the members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and the strategic rationale for, and the potential benefits of, the Transactions; reviewed the reported price and trading activity for the shares of common stock of the Company; compared certain financial and stock market information for the Company and certain financial information for the Tiger Business with similar financial and stock market information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the rail transportation industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, the Synergies, the Adjustment Estimates and the TMA Payment Estimates have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company, Newco, Merger Sub or Golf or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on the Company, the Tiger Business or Newco or on the expected benefits of the Transactions in any way meaningful to our analysis. We also have assumed that the Transactions will be consummated on the terms set forth in the Agreements, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transactions, or the relative merits of the Transactions as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Aggregate Consideration to be paid by the Company pursuant to the Merger Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreements or Transactions or any term or aspect of any other agreement or instrument contemplated by the Agreements or entered into or amended in connection with the Transactions, including, without limitation, the Shareholders Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Internal Reorganization, the SpinCo Transfer, the Distribution, any allocation of the Aggregate Consideration or liabilities assumed as part of the Direct Sale or any indemnification or adjustments contemplated by the Agreements; the fairness of the Transactions to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, Newco, Golf or any class of such persons, in connection with the Transactions, whether relative to the Aggregate Consideration to be paid by the Company pursuant to the Merger Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of common stock of the Company will trade at any time or as to the impact of the Transactions on the solvency or viability of the Company, Newco, Merger Sub, the Tiger Business or Golf or the ability of the Company, Newco, Merger Sub, the Tiger Business or Golf to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of the date hereof, and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transactions and such opinion does not constitute a recommendation as to how any holder of shares of common stock of the Company should vote with respect to such Transactions or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be paid by the Company pursuant to the Merger Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC
GOLDMAN SACHS & CO. LLC

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